Section 406 Standards for

Investment Companies

Ethical Standards for Principal Executive and

Financial Officers

The Board of Trustees of Capital One Funds (“Board”) has adopted these ethical standards (these “Standards”) for the Principal Executive Officer and Principal Financial Officer (who also serves as the Principal Accounting Officer) (the “Covered Officers”) of each investment company registered with the Securities and Exchange Commission (the “SEC”) served by the Board, to promote:

•	Honest and ethical conduct, including the ethical handling of conflicts of interest;

•

Full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the SEC and in other public communications made by a Fund (“Disclosure Documents”);

•	Compliance with governmental laws, rules and regulations applicable to the Funds (“Regulations”);

•	The prompt reporting to the Chief Compliance Officer of Capital One Funds (“Reporting Officer”) of violations of these Standards; and

•	Accountability for adherence to these Standards.

As used herein, “Fund” refers to only those registered investment companies for which a Covered Officer acts as Principal Executive or Principal Financial Officer. Unless otherwise defined, terms used herein will be interpreted in the same manner as when used in the Investment Company Act of 1940, as amended (the “1940 Act”), and regulations promulgated thereunder.

General Standards

It is the policy of each Fund to conduct its business and operations with integrity and high ethical and legal business standards. The Covered Officers are expected to use prudent behavior and discretion in all transactions and relationships with or on behalf of a Fund. Each Covered Officer should direct the business and operations of a Fund in a manner that he or she believes will deter wrongful conduct by the Fund or any agent of the Fund under the Covered Officer’s direct supervision.

Conflicts of Interest

A “Conflict of Interest” may arise when the Fund enters into a contract or transaction with a Covered Officer or with a corporation, partnership, association or other organization for which a Covered Officer is a director, partner, officer or employee, or has a financial interest. For purposes of these Standards, the following “financial interests” shall not be deemed as sufficient to create a Conflict of Interest: (a) ownership of not more than 5 % of any class of equity securities or securities convertible into equity securities, issued by a publicly traded corporation, partnership, association or other organization, (b) ownership of shares in any diversified investment company (whether or not registered with the SEC) not controlled (directly or indirectly) by a Covered Officer, or (c) ownership of shares of any Fund that has adopted these Standards.

Ethical Standards for Fund’s Principal Executive and Financial Officers

This section sets forth what steps, if any, are appropriate to handle a Covered Officer’s Conflict of Interest in an ethical manner.

Conflicts Arising From Relationship with Disclosed Service Providers.

The Board hereby acknowledges that the Covered Officer is an officer and employee, and may be a director, of one or more companies that serve as a Fund’s investment adviser, principal underwriter, administrator, transfer agent or custodian (any such company, and any company that controls, is controlled by or under common control with such company, is referred to as a “Disclosed Service Provider”). The Board further recognizes that the conflicts of interest inherent between the Fund and a Disclosed Service Provider are regulated by the 1940 Act and by policies and practices established by the Board. In light of these acknowledgements, the Code does not require a Covered Officer to take any additional steps to handle ethically any conflicts of interest that result from the Covered Officer’s employment by or position at a Disclosed Service Provider.

Other Conflicts of Interest.

With regard to any other Conflict of Interest with a Fund, regardless of materiality, of which a Covered Officer becomes aware prior to the Fund’s entering into the contract or transaction giving rise to the Conflict of Interest, the Covered Officer shall report such Conflict of Interest in accordance with any Code of Ethics, Code of Conduct or other procedures dealing with conflicts of interest that may be implemented by his or her Disclosed Service Provider. If the Disclosed Service Provider determines that the contract or transaction giving rise to the Conflict of Interest is permissible, it shall notify a Reporting Officer and provide full details regarding the Conflict of Interest and the basis for its determination. A Reporting Officer shall make the following disclosures to the Audit Committee of the Board, prior to the Fund entering into such contract or transaction:

•	the parties to and terms of the contract or transaction;

•	the relationship of the contract or transaction to the Covered Officer giving rise to the Conflict of Interest;

•	the reason the Disclosed Service Provider has determined that the contract or transaction is permissible;

•	any conditions or procedures imposed to regulate the Conflict of Interest or safeguard the Fund’s interest; and

•	any other information the Audit Committee requests.

The Fund shall not enter into any such contract or transaction unless the Audit Committee gives its approval after reviewing these disclosures.

With regard to a Conflict of Interest of which a Covered Officer becomes aware after the Fund’s entering into the related contract or transaction, the Covered Officer shall disclose such Conflict of Interest in the manner specified in this subsection, provided that: (a) the Covered Officer shall also disclose the circumstances that made him or her aware of the Conflict of Interest, and (b) the Reporting Officer shall investigate such circumstances and report his or her conclusions to the Audit Committee. A Covered Officer’s failure to disclose a Conflict of Interest shall not constitute a departure from these Standards if the Audit Committee determines that the Covered Officer was not aware of such Conflict of Interest at the time of the related contract or transaction; provided that such determination shall not limit any legal right or remedy the Fund may have as a result of such Conflict of Interest.

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Fund Disclosure

In addition to any disclosure controls and procedures which the Covered Officers are required to establish and maintain under the 1940 Act, each Covered Officer, in directing the business and operations of a Fund, shall adhere to the following standards regarding Disclosure Documents.

1.	Disclosure Documents shall fully disclose all material information, in an understandable manner, as required by Regulations;

2.	Disclosure Documents shall be accurate and fairly comply with applicable Regulations; and

3.	Disclosure Documents shall be filed with, or otherwise submitted to, the SEC within the time required by the SEC.

Each Covered Officer shall use reasonable efforts to provide information, direction or other support as may be reasonably requested to complete Disclosure Documents in accordance with these standards.

Compliance

Each Covered Officer shall direct a Fund’s business and operations in a manner that he or she believes, in good faith, will comply with any Regulations of which he or she is aware. Each Covered Officer shall review and, if appropriate, respond to any information that the Board receives regarding a Fund’s compliance with Regulations, or the adoption or modification of Regulations. Further, each Covered Officer shall comply with, and direct those under his or her immediate supervision to comply with, any policy or procedure adopted by the Board or by a Disclosed Service Provider to promote compliance with Regulations.

Reporting Violations/Sanctions

If a Covered Officer departs from these Standards, he or she shall report such departure immediately to a Reporting Officer. The Reporting Officer shall investigate promptly the circumstances relating to the potential infraction. The Reporting Officer is also charged with investigating any allegation by a member of the Board, a shareholder of a Fund, any officer of a Disclosed Service Provider, the SEC or other regulatory authority of a possible departure from these Standards.

The Reporting Officer shall notify the chief compliance officer of any Disclosed Service Provider that employs the Covered Officer at the outset of the investigation, and may request the participation and assistance of the chief compliance officer in the investigation. The Reporting Officer may also retain legal counsel, auditors or other advisors as he or she considers appropriate for the investigation.

Upon completion of the investigation, the Reporting Officer will report his or her findings and recommendations to the Audit Committee of the Board. The report shall include any actions taken or proposed by the Disclosed Service Provider as a result of the investigation. If the Audit Committee concludes that the Covered Officer has violated these Standards, it may impose appropriate sanctions, including:

•	A reprimand,

•	Disgorgement of any profit or restitution of any loss,

•	Imposition of additional controls and procedures,

•	Suspension,

•	Termination as an officer of the Funds; and

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•	Any other measure that the Audit Committee may decide is appropriate under the circumstances.

The Reporting Officer shall inform the Disclosed Service Provider of any sanctions imposed by the Audit Committee. If warranted, the Audit Committee may also direct the Reporting Officer to notify the SEC of the violation.

These Standards shall not be construed to limit, in any respect, the imposition of sanctions by a Disclosed Service Provider for a violation. The Audit Committee’s acceptance of such sanctions, without additional sanctions on the part of a Fund, may be treated as a sanction under these Standards and shall not be deemed a waiver of compliance with these Standards. No one other than the Audit Committee has the right to waive compliance with these Standards by a Covered Officer.

All reports and records prepared or maintained pursuant to these Standards shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by Regulation or these Standards, such matters shall not be disclosed to anyone other than the members of Board, any Disclosed Service Provider employing the Covered Officer and their respective legal counsel.

Other Policies and Procedures

A Fund’s and a Disclosed Service Provider’s codes of ethics under Rule 17j-1 under the 1940 Act, and any Code of Ethics, Code of Conduct or other procedures established by a Disclosed Service Provider, are separate requirements applying to Covered Officers and others, and are not part of these Standards.

Amendments

These Standards may not be amended except in written form, which is specifically approved by a majority vote of the Board, including a majority of independent directors and trustees.

Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Annual Certification

Each Covered Officer shall acknowledge in writing at least annually that: (i) he or she has reviewed these Standards and (ii) since the date of his or her last certification, he or she has complied in all material respects with these Standards.

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